Exhibit 11.1

telecom

Trading of Marketable Securities in Compliance with Transparency Regulations in Public Offerings (Trading Window)

Process Tree	Corporate Efficiency Management: Compliance Management: Trading of marketable securities in compliance with transparency regulations in public offerings (the “Trading Window”)

Scope of Application	TELECOM ARGENTINA

Purpose

This policy (the “Policy”) sets corporate standards aimed at preventing violations of the principles of legality, transparency, integrity, and equity concerning transactions with marketable securities (defined in Article 2 of Law No. 26,831 of the Argentine Capital Markets Law) issued by Telecom Argentina S.A. (“Telecom Argentina”), its controlled company Núcleo S.A.E. (“Núcleo”), and any other controlled company of Telecom Argentina that may be admitted to public offering in national or foreign markets in the future (collectively referred to as the “Companies”).

This Policy applies to all members of the Board of Directors or of the Supervisory Committee, senior management, executive officers, managers, and any employees of any of the Companies, regardless of their employment arrangements.

The document detailed below is for internal use only, and non-compliance will be considered a serious violation.

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DEVELOPMENT

1.	General Definitions and Applicable Regulations
1.1

According to the regulations of the Argentine Securities Commission (“CNV”, for its Spanish acronym) and the United States Securities & Exchange Commission (“SEC”), the Employees, members of the Board of Directors and Supervisory Committee of companies admitted to the public offering regime, such as Telecom Argentina S.A., are not prohibited from buying, selling, or trading options on marketable securities (e.g., shares, ADRs, notes, etc.) issued by the companies. However, it is prohibited to engage in such transactions using material non-public information (“Insider Information” as used in the CNV regulations) related to the issuing company, its controlling and controlled companies.

1.2

Rule 10b-5 of the Securities Exchange Act of 1934 (the “Exchange Act”) enacted by the SEC prohibits corporate officers and directors or other insider employees from using confidential corporate information to reap a profit (or avoid a loss) by trading in the Companies’ stock. This rule also prohibits any person with material non-public information to share such information with third parties.

1.3	Information is considered “material” if it could affect a person’s decision regarding buying, selling, or holding the marketable securities.
1.4	Information is “non-public” if it has not been publicly disclosed through its submission to the markets where the marketable securities of the issuing companies are traded.
1.5

Furthermore, it is illegal for any person in possession of Insider Information to provide others with such information or to advise them to buy or sell marketable securities based on that information. In this case, both will be considered liable.

1.6

A person is considered an “Employee”, for the purpose of this insider trading policy (the “Policy”) if it is a member of the senior management team, an executive officer, a manager, or any employee of Telecom Argentina S.A. (“Telecom Argentina”), its controlled company Núcleo S.A. (Núcleo) or any other controlled company of Telecom Argentina that may be admitted to public offering in national or foreign markets in the future (collectively referred to as the “Companies”), regardless of their employment arrangements.

1.7

The CNV, the SEC, and the securities markets place special emphasis on publicizing cases of prohibited use of Insider Information (“Insider Trading”) and the penalties applied, in order to prevent such violations.

1.8	In 2011, Law No. 26,733 was enacted, amending the Argentine Criminal Code to include, among other economic and financial offenses, the crime of Insider Information Abuse:
◾	Article 307 (current numbering) of the Argentine Criminal Code states:

“Directors, members of the supervisory body, shareholders, shareholder representatives, and any individual who by their employment, profession, or role within an issuing company, either directly or indirectly, use or provide insider information accessed through their activities, for the trading, pricing, purchasing, selling, or settlement of marketable securities, shall be subject to imprisonment of one (1) to four (4) years, a fine equivalent to the amount of the transaction, and special disqualification for up to five (5) years.”

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◾	Article 308 stipulates that:

“The minimum penalty prescribed in the previous article shall be increased to two (2) years of imprisonment and the maximum to six (6) years of imprisonment, when:

a)	The perpetrators of the crime habitually use or provide insider information.
b)	The use or provision of insider information results in a financial gain or prevents a financial loss for themselves or others.

The maximum penalty shall be increased to eight (8) years of imprisonment when:

c)	The use or provision of insider information causes significant harm to the securities market;
d)

The crime is committed by a director, member of the supervisory body, officers, or employee of a self-regulating entity or credit rating agencies, a licensed professional, or a public official. In these cases, a special disqualification of up to eight (8) years shall also be imposed.”

1.9	Employees, members of the Board of Directors and members of the Supervisory Committee, may be in possession of Insider Information, particularly:
●	During the period prior to the public disclosure of the Companies’ financial results through the issuance of quarterly or annual financial statements under its public offering obligations;
●	Before issuing marketable securities such as shares (which may be represented by ADRs), notes, etc.; or
●	When an event occurs or there is knowledge of circumstances that could significantly and either positively or negatively impact the Companies’ activities or results, which must be disclosed to the market in accordance with the effective rules concerning “Material Events.”

To prevent any misconduct, Telecom Argentina requires its Employees, members of the Board of Directors and members of the Supervisory Committee, not to buy, sell, or carry out any transactions with marketable securities issued by the Companies and/or its controlling company Cablevisión Holding S.A (“CVH”), either directly or through an intermediary, except during a limited period, called the “Trading Window,” during which they may trade the Companies’ and/or CVH’s publicly offered marketable securities, assuming they are not in possession of other Insider Information (e.g., a potential merger, takeover, sale of the majority package, reorganization of business activities, granting or revocation of licenses, etc.) that could have a significant impact on the trading price of the marketable securities.

2.	Mandatory General Policies
2.1

All Employees, members of the Board of Directors and members of the Supervisory Committee, may, in principle, trade in the Companies’ and/or CVH’s marketable securities, but they may not do so by taking advantage of any Insider Information they possess. Therefore, Telecom Argentina requires:

a.	that material non-public information of Telecom Argentina be kept strictly confidential.
b.	that Employees, members of the Board of Directors and members of the Supervisory Committee, refrain from conducting the above-mentioned transactions except during the Trading Window.

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The Trading Window:

◾	Begins on the second (2nd) business day, inclusive, following the public disclosure of the quarterly or annual results of Telecom Argentina, Núcleo and CVH, after the approval by the Board of Directors of the financial statements of the Companies.
◾	Ends twenty-five (25) calendar days, inclusive, after the closing date of each quarterly period, or fifty (50) calendar days, inclusive, after the closing date of the fiscal year.
◾	The closing dates for each quarterly period are March 31, June 30, and September 30, and, for the fiscal year, December 31 of each calendar year. Consequently, the Trading Window extends, inclusive, until April 25, July 25, and October 25 for the quarterly financial statements and February 19 of each year for the annual financial statements, respectively.
2.2

Even within the Trading Window, the Employees, members of the Board of Directors and members of the Supervisory Committee, subject to this restriction must refrain from buying or selling shares, ADRs, or notes (or trading options on these marketable securities) issued by Telecom Argentina, Núcleo or CVH, or any other related company of Telecom Argentina that may be admitted to public offering in national or foreign markets in the future, when they have knowledge of Insider Information. They must also refrain from suggesting or advising third parties about any transactions with the aforementioned securities.

2.3

Employees, members of the Board of Directors and members of the Supervisory Committee, involved in the placement of shares or notes of Telecom Argentina, Núcleo or CVH, or any other related company of Telecom Argentina that may be admitted to public offering in national or foreign markets in the future, are required to refrain from purchasing such marketable securities until their participation in the placement process has concluded.

2.4

All transactions (including, purchases and sales) involving marketable securities issued by the Companies and/or CVH must be reported to the Division of Compliance within the calendar quarter in which the transaction was completed. For this purpose, the Affidavit on Conflict of Interests available on the corporate intranet (see Intranet/Self-Management/Affidavit on Conflicts of Interest) must be submitted. In addition, a copy of the supporting documentation for these transactions must be sent to the Division of Compliance.

2.5

Employees, who join the Companies and already own securities issued by Telecom Argentina, Núcleo or CVH, or any other related company of Telecom Argentina that may be admitted to public offering in national or foreign markets in the future, must report their holdings within 72 hours of their start date via an Affidavit of Conflict of Interest. The same information must be reported by members of the Board of Directors and members of the Supervisory Committee.

2.6

Telecom Argentina and the Division of Compliance commit to the confidential handling of this information, except in cases where, due to the hierarchical level of the Employees, members of the Board of Directors and members of the Supervisory Committee, it is necessary to inform the regulatory authorities (i.e., CNV and SEC) and/or include the information in the public documentation of Telecom Argentina in compliance with applicable laws and regulations (e.g., Form 20-F, Prospectuses, etc.).

2.7

During its effectiveness, the Trading Window may be interrupted or modified due to the emergence of new material information (e.g., launching of Public Tender Offers (PTOs), issuance of debt or equity instruments, buying/selling interests held in other Companies, etc.). At the request of the CFO, the Corporate Affairs Officer (who reports to the Division of Legal and Institutional Affairs), or the Division of Compliance, those areas will jointly analyze the nature of the material information and assess whether it is appropriate to interrupt the Trading Window. The Division of Compliance shall be responsible for its internal dissemination as set forth in paragraph 2.10.

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2.8

To comply with Articles 7 and 8 of Chapter I, Title XII of the CNV regulations (TR 2013), the members of the Board of Directors, the members of the Supervisory Committee, and the First-Line Managers who report directly to the Board of Directors of Telecom Argentina (as defined in the CNV regulations) must inform the Corporate Affairs officer:

1)	the type and number of marketable securities of Telecom Argentina that they hold, directly or indirectly, within ten (10) business days following their appointment;
2)	transactions involving marketable securities that result in changes to their holdings, before the fifteenth (15) day of each month, for the immediately preceding month.
2.9

In accordance with CNV regulations, the Corporate Affairs officer shall enter the information mentioned in 2.8 into the forms provided on the CNV’s Financial Information Highway (AIF, for its Spanish acronym).

2.10

The Investor Relations officer (who reports to the CFO) shall notify the Division of Compliance of the commencement of the Trading Window so that this area can communicate the duration of its validity to the Employees. Additionally, the Corporate Affairs officer shall be responsible for notifying the members of the Board of Directors and of the Supervisory Committee.

CONTROL POINTS

Not Applicable in this version

INDICATORS

Not Applicable in this version

GLOSSARY

Not Applicable in this version